Exhibit 99.1
FOR IMMEDIATE RELEASE
GAYLORD ENTERTAINMENT COMPANY ANNOUNCES
RESULTS TO DATE OF TENDER OFFER
Nashville, Tenn. — Oct. 7, 2009 — Gaylord Entertainment Co. (NYSE: GET) (the “Company”) announced today that it has accepted for purchase $228 million aggregate principal amount, or 85%, of its 8% Senior Notes due 2013 (the “2013 Notes”), which were validly tendered by 5:00 p.m., New York City time, on October 6, 2009, the consent date, pursuant to the Company’s previously announced cash tender offer for any and all of its outstanding 2013 Notes (the “Offer”). The Offer is scheduled to expire at 11:59 p.m., New York City time, on October 21, 2009, unless extended or earlier terminated. The Company has also called for redemption at a price of 102.667% of the principal amount thereof, plus accrued interest, on November 15, 2009, all remaining 2013 Notes.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The Offer is only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent, each dated September 23, 2009. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the dealer manager and solicitation agent, the information agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 2013 Notes in the Offer.
The Company has engaged Deutsche Bank Securities Inc. to act as dealer manager and solicitation agent for the Offer, D.F. King & Co., Inc. to act as information agent for the Offer and U.S. Bank National Association to serve as depositary for the Offer. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 549-6746 (U.S. toll free), or in writing to 48 Wall Street, New York, New York 10005. Questions regarding the offer may be directed to Deutsche Bank Securities Inc. at (212) 250-7772 (collect).
About Gaylord Entertainment
Gaylord Entertainment Company (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than

80 consecutive years. Gaylord’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about Gaylord, visit www.GaylordEntertainment.com.
The foregoing statements regarding Gaylord’s intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. Gaylord’s ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by Gaylord with the Securities and Exchange Commission.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, President	Gaylord Entertainment
Gaylord Entertainment	Brian Abrahamson
(615) 316-6101	(615) 316-6302
dkloeppel@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~
Mark Fioravanti, CFO
Gaylord Entertainment
(615) 316-6588
mfioravanti@gaylordentertainment.com
~or~
Patrick Chaffin, Vice President of Strategic
Planning & Investor Relations
Gaylord Entertainment
(615) 316-6282
pchaffin@gaylordentertainment.com